EXHIBIT 99

For Immediate Release

SCOTT’S LIQUID GOLD-INC.

ANNOUNCES FIRST QUARTER OPERATING RESULTS

DENVER, Colorado (May 9, 2011) — Scott’s Liquid Gold-Inc. (OTC BB: “SLGD”), which develops, manufactures and markets household and skin care products, today announced its operating results for the first quarter of 2011.

For the three months ended March 31, 2011, net sales were $3,868,400 compared with net sales of $3,599,400 in the first quarter of the previous year. The Company reported net income of $125,800 or $0.01 per share, in the most recent quarter, versus net income of $39,200 or $0.00 per share, in the three months ended March 31, 2010.

Mark E. Goldstein, Chief Executive Officer of Scott’s Liquid Gold-Inc., commented “During the first quarter of 2011, we experienced an increase net sales led by increases in sales of our Neoteric line of skin care products and in sales of our distributed line of products (Montagne Jeunesse and Batiste). Our net income for the first quarter of 2011 was $125,800 versus net income of $39,200 in the first quarter of 2010. The income for 2011 reflects the impact of the overall increase in net sales coupled with a modest improvement in gross margin.

Scott’s Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott’s Liquid Gold wood cleaners/preservatives, Clean Screen, and Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott’s Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse, as well as, dry shampoo products of Vivalis under the brand name Batiste. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol “SLGD”.

Additional information on Scott’s Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain “forward-looking” statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company’s performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; consumer acceptance of the new Alpha Hydrox products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; adverse developments in pending litigation; the loss of any executive officer; and other risks discussed in this release and in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Jeffrey R. Hinkle at (303) 373-4860

SCOTT’S LIQUID GOLD-INC.

& Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net sales	$3,868,400	$3,599,400

Operating costs and expenses:
Costs of sales	1,991,000	1,881,100
Advertising	80,200	71,400
Selling	1,033,300	963,500
General and administrative	607,800	609,500

	3,712,300	3,525,500

Income from operations	156,100	73,900
Rental and other income	39,600	34,500
Interest expense	(69,900)	(69,200)

	125,800	39,200

Income tax expense	—	—

Net income	$125,800	$39,200

Net income per common share:
Basic and Diluted	$0.01	$—

Weighted average shares outstanding:
Basic	10,898,500	10,795,000

Diluted	12,136,750	11,196,750